Exhibit 23.3

CONSENT OF BENJAMIN J. SCHIFFER

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “Technical Report Summary S-K 1300 Initial Assessment Mineral Resource Report Reno Creek Project Campbell County, WY USA” effective date December 31, 2021, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 8, 2022, incorporated by reference into the Company’s Annual Report on Form 10-K for the period ended July 31, 2022, filed with the SEC on September 29, 2022, as amended on April 3, 2023, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 19, 2023, and any amendments or supplements thereto.

s/s Benjamin J. Schiffer
Benjamin J. Schiffer, P.G.
Western Water Consultants, Inc.
d.b.a. WWC Engineering

Date: July 19, 2023